Exhibit 4.8

NEGEVTECH LTD.

EQUITY REMUNERATION PLAN FOR EMPLOYEES, DIRECTORS AND
CONSULTANTS OF NEGEVTECH LTD. AND ITS SUBSIDIARIES (2008)

Table of Contents

1.	Preamble

2.	Administration

3.	Shares Subject to the 2008 Plan

4.	Eligibility; Written Agreement

5.	Grant of the Awards and Issuance of the Ordinary Shares to the Trustee

6.	Terms of Grant of Restricted Shares, Restricted Share Units and Payment

7.	Purchase Price

8.	Exercise of Options

9.	Term of Options

10.	Vesting of Awards; Issuance of Ordinary Shares Represented by Restricted Share Units; Forfeiture

11.	Nontransferability of Options, Restricted Shares and Restricted Share Units; Disqualifying Dispositions

12.	Termination of Employment or Services

13.	Cancellation of Options

14.	Rights as Shareholders

15.	Dividends and Voting Rights; Dividend Equivalents

16.	Rights and/or Benefits Arising out of the Employee/Employer or other Relationship and the Absence of an Obligation to Employ or Retain

17.	Adjustments upon Changes in Capitalization; Significant Event

18.	Term, Termination and Amendment

19.	Effectiveness of the 2008 Plan

20.	Taxation

21.	Governing Law

22.	Miscellaneous

1.	Preamble

(a)	This Equity Remuneration Plan for Employees, Directors and Consultants of Negevtech Ltd. and its Subsidiaries (2008) is referred to herein as the “2008 Plan”. Negevtech Ltd. is an Israeli company and is referred to herein as the “Company”. The 2008 Plan provides for the granting of stock options to purchase Ordinary Shares (as defined below) (“Options”) the granting of awards of shares subject to certain restrictions, as provided below (“Restricted Shares”) and the granting of awards representing a right to receive Ordinary Shares in the future, as provided below (“Restricted Share Units”) to employees, officers, directors and/or consultants of: (i) the Company; and/or (ii) the Company’s subsidiary entities and their respective subsidiary entities, whether in Israel or outside Israel (each a “Subsidiary”).

(b)	The Company also maintains the Negevtech Ltd. Share Ownership and Option Plan (2001, as amended 2003 & 2004 & 2005 & 2006 & 2007) (the “2001 Plan”) and the Negevtech Ltd. Employee Share Option Plan (2002, as amended 2003 & 2004 & 2005 & 2006 & 2007) (the “2002 Plan”). The Company hereby transfers and reallocates to the 2008 Plan all Ordinary Shares that were available for purposes of the 2001 Plan and the 2002 Plan and that were not subject to outstanding Options immediately prior to the Effective Time (as defined pursuant to Section 19 hereunder) of the 2008 Plan as well as any Ordinary Shares which may thereafter become available for purposes of the 2001 Plan or the 2002 Plan as a result of the expiration, termination, forfeiture or cancellation of any Options that were outstanding under such plans immediately prior to the Effective Time (the “Available 2001 Plan Shares” and the “Available 2002 Plan Shares”) so that they will be available for purposes of the 2008 Plan and be deemed part of the Ordinary Shares subject to the 2008 Plan with respect to which Awards (as defined herein) may be granted under the 2008 Plan. As of the Effective Date of the 2008 Plan, no further Awards will be made under the 2001 Plan or the 2002 Plan.

(c)	The general purpose and intent of the 2008 Plan is to provide incentives to employees, officers, directors and/or consultants of the Company and Subsidiaries by providing them with the opportunity to purchase or receive shares of the Company.

(d)	The 2008 Plan is intended to enable the Company to grant Options and issue shares under various and different tax regimes including, without limitation: (i) pursuant and subject to Section 102 of the Israeli Income Tax Ordinance (New Version) 1961 (the “Tax Ordinance”) or any provision which may amend or replace it and any regulations, rules, orders or procedures promulgated thereunder (collectively “Section 102”) and to designate them as either grants made through a trustee or not through a trustee; (ii) pursuant and subject to Section 3(i) of the Tax Ordinance; (iii) as “incentive stock options” (“Incentive Stock Options”) within the meaning of Section 422(b) of the U.S. Internal Revenue Code of 1986, as amended from time to time (the “Code”); (iv) as Options to U.S. taxpayers which would not qualify as Incentive Stock Options (“Nonqualified Stock Options”); (v) to grantees in jurisdictions other than Israel and the United States; (vi) as Restricted Shares, and (vii) as Restricted Share Units (collectively, “Awards”).

The Company does not warrant that the 2008 Plan will be recognized by the income tax authorities in any jurisdiction or that future changes will not be made to the provisions of applicable laws or rules or regulations which are promulgated from time to time thereunder, or that any exemption or benefit currently available, whether pursuant to Section 102 or otherwise, will not be abolished.

Should any provision of Section 102 which applies to employees be amended, such amendment shall be deemed to be included in the 2008 Plan with respect to Awards issued in the context of Section 102. Where a conflict arises between any provision of the 2008 Plan or any Agreement (as defined below) hereunder or their application and the provisions of any relevant tax law, rule or regulation, whether relied upon for tax relief or otherwise, the Board of Directors of the Company (the “Board”), in its sole discretion, shall determine any necessary changes to be made to the 2008 Plan and its determination regarding this matter shall be final and binding.

2.	Administration

(a)	Subject to the provisions of any applicable law, the 2008 Plan shall be administered by the Board and/or by any committee of the Board so designated by the Board. Any reference herein to the Board shall also mean any such committee and, unless the powers of the committee have been specifically limited by the Board, in the 2008 Plan or by any applicable law, such committee shall have all powers of the Board granted herein.

(b)	Without derogating from the generality of the foregoing, the Board shall have the authority to designate grants made pursuant to Section 102 as either grants made through a trustee or not through a trustee and to determine (and from time to time, change, subject to Section 102) the tax route applicable to Awards granted through a trustee pursuant to Section 102 (e.g., the capital gains route or the employment income route) and to make any other elections with respect to the Plan pursuant to applicable law. Subject to Sections 7 and 18, the Board shall have plenary authority to determine the terms and conditions of all Awards (which need not be identical) within the terms of the 2008 Plan, including, without limitation, the purchase price of the shares covered by any Option, the individuals to whom, and the time or times at which, Awards shall be granted, the types of Awards to be granted, the number of shares to be subject to each Award, the purchase price (if any) of Restricted Shares and of Ordinary Shares issuable pursuant to Restricted Share Units, whether grants shall be made through a trustee or not through a trustee, whether an Award shall be granted pursuant to Section 102 or otherwise, whether an Option shall be an Incentive Stock Option or a Nonqualified Stock Option, when an Option shall vest and can be exercised (and whether in whole or in installments), whether, to what extent and under what circumstances Restricted Shares and Restricted Share Units should be subject to transfer restrictions, forfeiture provisions and/or other terms and conditions, and when any Restricted Shares and Restricted Share Units shall vest and any transfer restrictions, forfeiture provisions and/or other terms and conditions with respect thereto should lapse and/or expire.

(c)	Subject to Section 18, the Board shall have plenary authority to construe and interpret the 2008 Plan, to prescribe, amend and rescind the rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the 2008 Plan. All determinations of the Board pursuant to the provisions of the 2008 Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its shareholders, grantees and their estates and beneficiaries.

(d)	No director or officer of the Company shall be personally liable or obligated to any grantee or other person as a result of any decision or omission made and/or action taken with respect to the 2008 Plan or its execution.

(e)	Subject to Section 18, the Board shall have plenary authority to amend the terms of any outstanding Options, Restricted Shares or Restricted Shares granted to any grantee under the 2008 Plan, provided that any amendment that would adversely affect such grantee’s rights under such outstanding Option, Restricted Share or Restricted Share Unit shall not be made without the grantee’s consent, provided, however, that an amendment or modification that may cause an Incentive Stock Option to become a Nonqualified Stock Option shall not be treated as adversely affecting the rights of the grantee.

3.	Shares Subject to the 2008 Plan

(a)	Subject Shares. The shares subject to the 2008 Plan shall be Ordinary Shares of the Company of NIS 1.00 nominal (par) value each (“Ordinary Shares”). Such Ordinary Shares may be in whole or in part, as the Board shall from time to time determine and subject to applicable law, authorized and unissued Ordinary Shares or issued and fully paid Ordinary Shares which have resulted from Restricted Shares which have been forfeited and returned to the Company or Ordinary Shares which shall have otherwise been purchased by the Company, by the Trustee (as hereinafter defined) or by any custodian hereunder with funds provided by the Company.

(b)	Number of Shares; “Evergreen” Provision. The aggregate number of Ordinary Shares that may be issued and delivered pursuant to Awards granted under the 2008 Plan as of the Effective Time (the “Maximum 2008 Plan Shares”) is 4,137,237, (i.e., the sum of (i) 448,786, the number of Ordinary Shares reallocated from the 2001 Plan that were not subject to outstanding Options immediately prior to the Effective Time; (ii) 97,213, the number of Ordinary Shares reallocated from the 2002 Plan that were not subject to outstanding Options immediately prior to the Effective Time; (iii) 3,188,451 the number of Ordinary Shares subject to outstanding Options under the 2001 Plan prior to the Effective Time; and (iv) 402,787 the number of Ordinary Shares subject to outstanding Options under the 2002 Plan immediately prior to the Effective Time;. The Maximum 2008 Plan Shares shall be increased annually, automatically, without the need of any approval by the Board and/or by the shareholders of the Company, on the first day of each calendar year during the term of the 2008 Plan, beginning on January 1, 2009, by an amount of Ordinary Shares equal to 3% of the Company’s issued and outstanding share capital (including outstanding but unexercised options) as of such date or by any lesser number of Ordinary Shares determined by the Board. The number of Maximum 2008 Plan Shares shall be adjusted in accordance with the terms set forth herein in connection with events described in Section 17. No Award may be issued under the 2008 Plan unless, at the time of the grant of such Award, such Award would not cause the Maximum 2008 Plan Shares limitation at such time to be exceeded.

Any increase in the Maximum 2008 Plan Shares, other than as provided in this Section 3(b), shall be subject to the provisions of Section 18.

(c)	Expired, Terminated, Forfeited or Cancelled Awards. If: (i) any Option granted under the 2001 Plan or the 2002 Plan prior to the Effective Time, or any Option granted under the 2008 Plan, shall expire, terminate or be forfeited or cancelled for any reason without having been exercised in full, the shares under such Option which were not theretofore exercised shall again be available for the purposes of the 2008 Plan; and (ii) any Restricted Share Award or Restricted Share Unit Award granted under the 2008 Plan shall expire, terminate, be forfeited or cancelled prior to vesting in full and lapse of the forfeiture provisions with respect thereto, the shares under or represented by such Restricted Share Award or Restricted Share Unit that did not theretofore vest and with respect to which the forfeiture restrictions thereon did not theretofore lapse shall again be available for the purposes of the 2008 Plan.

(d)	Restricted Share and Restricted Share Unit Award Limitation. An Award of Restricted Shares or Restricted Share Units shall not be granted under the 2008 Plan to the extent the number of Ordinary Shares covered by such Award, when added to the aggregate number of Restricted Shares and Restricted Share Units issued under the 2008 Plan (including any Restricted Shares or Restricted Share Units issued under the 2008 Plan that (A) have vested and on which forfeiture provisions have lapsed or (B) that have not yet vested and remain subject to forfeiture provisions, but excluding any Restricted Shares or Restricted Share Units that were forfeited prior to their vesting and lapsing of forfeiture provisions thereon), would exceed 25% (twenty-five percent) of the Maximum 2008 Plan Shares at such time (the “Restricted Share and Restricted Share Unit Limitation”). In calculating the numbers described in the preceding sentence, adjustments shall be made in accordance with the terms set forth herein, including adjustments to the Restricted Share and Restricted Share Unit Limitation.

(e)	Incentive Stock Option Limitation. The aggregate number of Ordinary Shares that may be issued and delivered under the 2008 Plan pursuant to Awards in the form of Incentive Stock Options shall be 4,137,237 Ordinary Shares (and such number shall not be increased as set forth above in Section 3(b) but will be subject to adjustment in accordance with the terms set forth herein in connection with events described in Section 17). Upon termination, cancellation, expiration or forfeiture for any reason of any Incentive Stock Option granted under the 2002 Plan or the 2008 Plan without such Incentive Stock Option having been exercised in full, the shares under such Incentive Stock Option that were not exercised prior to such termination, cancellation, expiration or forfeiture shall not be considered as having been issued or delivered for purposes of the limitations under the preceding sentence.

The aggregate fair market value (determined with respect to each Incentive Stock Option at the time such Option is granted) of the Ordinary Shares with respect to which Incentive Stock Options are exercisable for the first time by a grantee during any calendar year (under all stock option plans of the Subsidiaries or any parent (within the meaning of Section 424(e) of the Code) or subsidiary (within the meaning of Section 424(f) of the Code) of the Subsidiaries) shall not exceed $100,000 (as such figure may be adjusted under Section 422(d) the Code). If the aggregate fair market value (determined at the time of grant) of the Ordinary Shares subject to an Incentive Stock Option which first becomes exercisable in any calendar year exceeds the limitation of this Section 3(e), that portion of the Incentive Stock Option that does not exceed the applicable dollar limit shall be an Incentive Stock Option and the remainder shall be a Nonqualified Stock Option; but in all other respects the original Agreement shall remain in full force and effect. If the limitation of this Section 3(e) is exceeded, the determination of which Options shall be Incentive Stock Options and which Options shall be Nonqualified Stock Options shall be made taking Options into account in the order in which they were granted.

4.	Eligibility; Written Agreement

(a)	Awards hereunder may be made to any employee, officer, director and/or consultant of the Company or a Subsidiary, provided however, that: (i) Awards under Section 102 may only be made to persons who are, at the time of the Award, employees (as such term is defined for purposes of Section 102 and which currently includes officers and directors) of the Company or any Israeli Subsidiary; and (ii) Incentive Stock Options may only be granted to salaried employees (which term shall be deemed to include officers) of the Company or any Subsidiary that is a “subsidiary corporation” of the Company (as defined in Section 424(f) of the Code). The grant of an Award hereunder shall not, in and of itself, either entitle such grantee to participate, nor disqualify such grantee from participating, in any other grant of Awards pursuant to the 2008 Plan or any other equity remuneration plan of the Company.

(b)	Each grant of an Award shall be evidenced by a written agreement or other document evidencing the Award (the “Agreement”). Each Agreement with respect to an Award shall, inter alia, designate: (i) whether the Award granted thereunder is pursuant to Section 102 and, if so, under which tax route, or otherwise; and/or (ii) whether the Award shall be granted through the Trustee or not through the Trustee; and (iii) with respect to an Award of Options, whether the Option granted thereunder is an Incentive Stock Option or a Nonqualified Stock Option. In each case the Agreement shall be in such form, and contain such terms and provisions not inconsistent with the provisions of the 2008 Plan, as the Board from time to time shall approve. The effective date of the granting of an Award shall be the date specified as such by the Board (provided such date is not earlier than the date of the Board resolution in this regard) and in the absence of any such specification, the date on which the Board approves such grant. Each grantee of an Award shall be notified thereof and a written Agreement shall be executed and delivered by the Company and the grantee. Any such Agreement may contain such provisions as the Board deems appropriate to ensure that the penalty provisions of Sections 280G and 4999 of the Code will not apply to any Ordinary Share received by the grantee from the Company.

5.	Grant of the Awards and Issuance of the Ordinary Shares to the Trustee

(a)	The Board shall appoint (and may, from time to time, replace) a trustee for the purposes of the 2008 Plan (the “Trustee”), and may, from time to time, appoint, remove or replace a custodian for the purposes of the 2008 Plan.

(b)	Unless otherwise determined by the Board, all Awards to employees, officers, directors and/or consultants of the Company or any Israeli Subsidiary shall be issued by the Company in the name of the Trustee and the share certificates representing any Restricted Shares, Ordinary Shares issued pursuant to Restricted Share Units or Ordinary Shares issued pursuant to Option exercises by such grantees hereunder and any and all other or additional rights or shares deriving from or issued in connection therewith, such as, but not limited to, bonus shares (stock dividends) (“Additional Rights”) shall be issued by the Company in the name of the Trustee in trust for the designated grantee and shall be deposited with and held by the Trustee, and registered in the Trustee’s name in the register of members of the Company, for such period as determined by the Board but, in the case of grants of Awards through a trustee pursuant to Section 102, not less than the period required, or approved with respect thereto pursuant to Section 102 or any other applicable laws and regulations as shall be in effect from time to time (the “Lock-Up Period”).

Furthermore, and without derogating from the aforesaid or any other provision hereof, Awards granted or shares issued which were designated as made through a trustee pursuant to Section 102: (i) may not be sold until the end of the Lock-Up Period, unless otherwise allowed or determined by the Israeli tax authorities; and (ii) all Additional Rights with respect thereto will be subject to the same tax route applicable to the original Award.

(c)	Nothing in the foregoing provisions shall derogate from the power of the Board to grant Awards to the Trustee otherwise than under the provisions of Section 102 or to grant Awards to grantees directly otherwise than through the Trustee or on terms which differ from those specified above or to approve the transfer of Options, Restricted Share Units and/or of Ordinary Shares from the Trustee to the name of any grantee(s) upon such conditions as shall be determined by the Board.

6.	Terms of Grant of Restricted Shares, Restricted Share Units and Payment

Subject to the provisions of the 2008 Plan and any applicable law, the Board shall have the discretion to determine the number of Restricted Shares or Restricted Share Units to be granted to each grantee, the duration of the period during which, and the conditions, if any, under which, the Restricted Shares or Restricted Share Units may be forfeited to the Company, the purchase price, if any, of the Restricted Shares and of the Ordinary Shares issuable pursuant to the Restricted Share Units and the other terms and conditions of such Awards. Payment of any amount for Restricted Shares by the grantee shall be made to the Company no later than the day the Agreement with respect thereto is signed in such manner as the Company may prescribe. There is no purchase price for an Award of Restricted Share Units. However, the Board may determine that consideration be payable for the Ordinary Shares issuable pursuant to any Restricted Share Unit, and any amount so determined shall be paid by the grantee to the Company as and when the Restricted Share Unit vests.

Unless otherwise determined by the Board, Restricted Shares shall be subject to the restrictions on sale and transferability as set forth in Section 11(b); shall vest as provided for in Section 10(c); shall be forfeited as provided for in Sections 10(d) and 12(b); and shall confer upon the holders thereof the rights pursuant to Section 14(b).

Unless otherwise determined by the Board, Restricted Share Units shall be subject to the restrictions on sale and transferability as set forth in Section 11(c); shall vest as provided for in Section 10(c); shall be forfeited as provided for in Sections 10(d), 10(e) and 12(b); and shall confer upon the holders thereof the rights pursuant to Section 14(c).

7.	Purchase Price

(a)	Option Exercise Price. The consideration to be paid by the grantee for each share purchased by exercising an Option (the “Option Exercise Price”) shall be determined by the Board, but shall not be less than 100% of the Market Price (as defined below) of the Ordinary Shares on the date of the grant (provided that the Option Exercise Price may be lower than the nominal (par) value of the Ordinary Shares only if the appropriate provisions of the Israeli Companies Law, 5759-1999 are complied with) or, if there was no public trading of the Company’s Ordinary Shares on the day of grant, on the last day immediately preceding the date of grant upon which public trading of the Company’s Ordinary Shares took place. For purposes hereof, the “Market Price” of the Ordinary Shares shall mean, as of any given date, if the Ordinary Shares are listed on one or more established stock exchanges or national market systems, including without limitation The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market of The NASDAQ Stock Market LLC, the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Ordinary Shares are listed (as determined by the Board) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Board deems reliable. If the Ordinary Shares are regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, the Market Price shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Market Price shall be the mean between the high bid and low asked prices for the Ordinary Shares on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Board deems reliable. In the absence of an established market for the Ordinary Shares as described herein, the Market Price thereof shall be determined by the Board in good faith. Notwithstanding the foregoing, Options issued in assumption of, or in substitution for, outstanding Awards previously granted by a company (other than the Company) acquired by the Company or a Subsidiary or with which the Company or a Subsidiary merges or consolidates may have an Option Exercise Price below Market Price. No Incentive Stock Option shall be granted to an employee who at the time of grant owns (or is considered as owning within the meaning of Section 424(d) of the Code) shares possessing more than 10% of the total combined voting power of all classes of shares of the Company or the relevant Subsidiary (or any parent (within the meaning of Section 424(e) of the Code) or subsidiary (within the meaning of Section 424(f) of the Code) of the relevant Subsidiary), unless at the time of grant the Option Exercise Price is at least 110% of the Market Price of the Ordinary Shares subject to the Incentive Stock Option.

(b)	No Re-pricing. An Option may not be amended to lower its Option Exercise Price, nor shall any other action be taken with respect to an Option that is treated as a re-pricing under generally accepted accounting principles or any applicable stock exchange rules, without the prior approval of such amendment or action by the Company’s shareholders, provided however, that the Option Exercise Price or purchase price of an Award under the 2008 Plan may be adjusted in accordance with the terms of Section 17.

(c)	Restricted Share Purchase Price; Payment for Ordinary Shares Issuable Pursuant to a Restricted Share Unit. The consideration to be paid by the grantee for each Restricted Share and for each Ordinary Share issuable pursuant to a Restricted Share Unit shall be determined by the Board. It is anticipated that Restricted Shares and Ordinary Shares issuable pursuant to Restricted Share Units will be issued at substantially below Market Price and for nominal consideration only, if any, provided that less than the nominal (par) value of such shares may be paid only if the appropriate provisions of the Israeli Companies Law, 5759-1999 are complied with.

8.	Exercise of Options

(a)	Exercise Notice/Payment. A grantee who desires to exercise an Option granted pursuant to the 2008 Plan shall notify the Company in writing, or, through the Trustee, shall cause the Company to be notified in writing, to such effect, and any such notice shall state the number of Ordinary Shares in respect of which it is being exercised and shall be accompanied by, or specify the arrangements for, payment of the full Option Exercise Price of such Ordinary Shares. An exercise notice may be in any other manner that the Board may determine from time to time.

(b)	Exercise through the Trustee. A grantee who desires that the Trustee exercise an Option granted to the Trustee on his or her behalf shall so instruct the Trustee in writing in such form as shall be prescribed by the Board from time to time. Upon receipt of all the requisite documents, approvals and payments from the grantee, including sufficient proof of proper provision for the payment of any applicable taxes, in form satisfactory to the Company and the Trustee, the Trustee shall deliver a notice to the Company in such form as shall be prescribed by the Board from time to time, whereupon the Company shall allot the Ordinary Shares in the name of the Trustee.

(c)	Exercise other than through the Trustee. A grantee who desires to exercise an Option granted directly to him or her (and not through the Trustee) shall so notify the Company in writing in such form as shall be prescribed by the Board from time to time. If Section 102 does not apply to the Option or the Ordinary Shares which relate thereto, then, as a condition for the exercise of the Option, the grantee shall be required to pay the tax applicable to him or her (including all tax payable by the Company or any Subsidiary arising out of its obligation to deduct tax at source) pursuant to applicable law and the provisions of the 2008 Plan. Upon receipt of all the requisite documents, approvals and payments from the grantee, including sufficient proof of payment by the grantee of all applicable taxes as aforesaid, in form satisfactory to the Company, the Company shall allot the Ordinary Shares in the name of the grantee.

(d)	No Reloads. Options may not contain any “reload” features; that is, upon exercise of the original underlying Option, the grantee shall not be awarded any automatic grant of additional Options in connection with such exercise.

9.	Term of Options

The term of each Option shall be for such period as the Board shall determine, but not more than seven years from the date of grant thereof or such shorter period as may apply pursuant to the provisions of Sections 10 and 12. Furthermore, no Incentive Stock Option shall be granted to an employee who at the time of grant owns (or is considered as owning within the meaning of Section 424(d) of the Code) shares possessing more than 10% of the total combined voting power of all classes of shares of the Company or the relevant Subsidiary (or any parent (within the meaning of Section 424(e) of the Code) or subsidiary (within the meaning of Section 424(f) of the Code) of the relevant Subsidiary) unless the Incentive Stock Option by its terms is not exercisable after the expiration of five years from the date of grant.

10.	Vesting of Awards; Issuance of Ordinary Shares Represented by Restricted Share Units; Forfeiture

(a)	Vesting of Options. The Board may in its discretion prescribe the installments, if any, in which an Option granted under the 2008 Plan shall become exercisable (“Vesting Periods”) or the time and/or conditions upon which the Vesting Periods of Options may be accelerated. Except as otherwise specified by the Board, vesting of Options shall be contingent upon the grantee’s continued employment or service (which, for purposes of the 2008 Plan, shall include service as a director) with the Company or a Subsidiary through the applicable vesting date, and shall be in installments, over a period of four years from the granting of the Option, in such manner that at the end of 1 (one) year from the date of grant the grantee (or the Trustee on his or her behalf) shall be entitled to exercise the Option in respect of up to 25% of the Ordinary Shares originally subject thereto and at the end of each successive quarter (3 month period) thereafter during the following 3 (three) years, in respect of up to another 6.25% of such Ordinary Shares.

(b)	Exercise of Vested Options. At the conclusion of each Vesting Period, the Option may, from time to time, be exercised in relation to part or all of the Ordinary Shares allocated for that period and, during each of the Vesting Periods, the Option may be exercised in relation to all or part of the Ordinary Shares allocated for any previously concluded Vesting Period with respect to which the Option was not fully exercised. After the end of the Vesting Periods and during the balance of the term of the Option pursuant to Section 9, the Option may be exercised, from time to time, in relation to all or part of the Ordinary Shares which have vested and have not at that time been exercised and which remain subject to the Option. Notwithstanding the aforesaid, an Option may be exercised only if, subject to the provisions of Section 12, at the time of any exercise of the Option the grantee has continued to be employed by or provide services to the Company or a Subsidiary from the date of the grant thereof until the date of exercise.

(c)	Vesting of Restricted Shares and Restricted Share Units. The Board may in its discretion prescribe the time and/or conditions upon which any Award of Restricted Shares or Restricted Share Units shall vest and upon which any transfer restrictions, forfeiture provisions or other terms and conditions of Restricted Shares or Restricted Share Units shall lapse or expire, including any acceleration thereof. Unless otherwise determined by the Board, vesting of Restricted Shares and Restricted Share Units shall be contingent upon the grantee’s continued employment with or provision of services to the Company or a Subsidiary through the applicable vesting date, and shall be in installments, over a period of four years from the date of grant of the Restricted Shares or Restricted Share Units, in such manner that at the end of 1(one) year from the date of grant of the Restricted Shares or Restricted Share Units (to the Trustee or to the grantee, as applicable) 25% of the Restricted Shares or Restricted Share Units shall vest (and the forfeiture provisions thereof shall lapse) and at the end of each successive quarter (3 month period) thereafter during the following 3 (three) years, 6.25% of the Restricted Shares or Restricted Share Units shall vest (and the forfeiture provisions thereof shall lapse).

(d)	Expiration, Termination and Forfeiture of Unvested Awards. Except as otherwise specified by the Board and subject to the provisions of Section 12, upon the earlier of termination or notice of termination, irrespective of the effective date of such termination (unless any applicable Agreement provides otherwise), of the grantee’s employment or service with the Company, any portion of the Option that was not exercised as of such time shall immediately expire and terminate and any portion of the Restricted Shares or Restricted Share Units not yet vested as of such time shall immediately be forfeited and returned to the Company; provided, however, that a grantee’s employment and service shall not be deemed to have been terminated for purposes of this sentence if such grantee continues to be employed with, or provide services to, the Company or any Subsidiary.

(e)	Issuance of Ordinary Shares Represented by Restricted Share Units; Forfeiture of Restricted Share Units. Ordinary Shares represented by Restricted Share Units will be issued as and when the Restricted Share Units vest, provided, however, that without derogating from any other provision hereof, in the event the Board has determined that consideration is payable for the Ordinary Shares issuable pursuant to any Restricted Share Units, such amounts shall be payable by the grantee as and when such Restricted Share Units vest, and the forfeiture provisions with respect to such Restricted Share Units shall lapse, and the Ordinary Shares issuable pursuant to such Restricted Share Units shall be issued, only upon payment; to the extent such amount is not paid by the grantee within fifteen (15) days of vesting, the Restricted Share Units which have so vested but with respect to which payment was not made shall immediately be forfeited and returned to the Company.

11.	Nontransferability of Options, Restricted Shares and Restricted Share Units; Disqualifying Dispositions

(a)	Options. Other than with respect to Incentive Stock Options (which are covered by the following paragraph), unless otherwise determined by the Board, Options and/or the right to Options and/or the Ordinary Shares subject thereto (until such time as any restrictions applicable thereto hereunder, including, in the case of Ordinary Shares resulting from the exercise of Options granted through a trustee pursuant to Section 102, the Lock-Up Period, lapse) are personal, and except insofar as is specified in the 2008 Plan, and, where applicable, subject to Section 102, may not be sold, transferred, assigned, pledged, withdrawn, attached or otherwise alienated or encumbered, either voluntarily or pursuant to any law, except by way of transfer, (i) by will, (ii) by the laws of descent and distribution, or (iii) if the Board in its sole discretion shall so decide, as permitted by Rule 701 of the Securities Act of 1933, as amended, or the rules governing Form S-8, and no power of attorney or deed of transfer, whether the same has immediate effect or shall take effect on a future date, shall be given with respect thereto. During the lifetime of the grantee the Option may only be exercised by the designated grantee, or if granted to the Trustee, by the Trustee on behalf of the designated grantee.

Incentive Stock Options and/or the right thereto are personal and may not be sold, transferred, assigned, pledged, withdrawn, attached or otherwise alienated or encumbered, either voluntarily or pursuant to any law, except by way of transfer, (i) by will, (ii) by the laws of descent and distribution, or (iii) if the Board in its sole discretion shall so decide, as permitted by Rule 701 of the Securities Act of 1933, as amended, or the rules governing Form S-8, and no power of attorney or deed of transfer, whether the same has immediate effect or shall take effect on a future date, shall be given with respect thereto. During the lifetime of the grantee the Incentive Stock Option may only be exercised by the designated grantee.

If a grantee of an Incentive Stock Option makes any disposition of shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) or any successor provision of the Code, such individual shall notify the Company of such disposition within ten days thereof.

A note as to some or all of the provisions of this Section 11(a) or a legend may appear on any document which grants the Option or any Agreement hereunder.

(b)	Restricted Shares. Unless otherwise determined by the Board, Restricted Shares and/or the rights to Restricted Shares are personal, and, except insofar as is specified in the 2008 Plan, and, where applicable, subject to Section 102, may not, until such time as the restrictions applicable to such Restricted Shares, including, in the case of grants of Restricted Shares through a trustee pursuant to Section 102, the Lock-Up Period, lapse, be sold, transferred, assigned, pledged, withdrawn, attached or otherwise alienated or encumbered, either voluntarily or pursuant to any law, except by way of transfer, (i) by will, (ii) by the laws of descent and distribution, or (iii) if the Board in its sole discretion shall so decide, as permitted by Rule 701 of the Securities Act of 1933, as amended, or the rules governing Form S-8 (but only to the extent that such Restricted Shares had vested on the date of death of the grantee), and no power of attorney or deed of transfer, whether the same has immediate effect or shall take effect on a future date, shall be given with respect thereto. Unless the Board provides otherwise, certificates issued in respect of Restricted Shares and, where applicable, any Additional Rights with respect thereto, shall be registered in the name of the Trustee or the grantee, as the case may be, and deposited, together with a share transfer deed signed and endorsed by the grantee in blank (the “Share Transfer Deed”), with the Company, the Trustee (in all cases where the Award is through the Trustee) or such custodian as may be designated by the Board, and shall be held by the Company, the Trustee or the custodian until such time as the restrictions applicable to such Restricted Shares, including, in the case of grants of Restricted Shares through a trustee pursuant to Section 102, the Lock-Up Period, lapse.

In the event that, for any reason whatsoever, including pursuant to Section 12(b), any Restricted Shares which have not vested and on which the forfeiture provisions have not theretofore lapsed shall be cancelled, terminated or forfeited, the Company, the Trustee or the custodian, as the case may be, shall, unless instructed otherwise by the Board, exercise the Share Transfer Deed (and each is authorized to complete any missing details therein) in order to return such Restricted Shares to the Company and make them available again for purposes of the 2008 Plan or for other corporate purposes.

(c)	Restricted Share Units. Unless otherwise determined by the Board, Restricted Share Units and/or the right to Restricted Share Units and/or the Ordinary Shares subject thereto are personal and except insofar as is specified in the 2008 Plan and, where applicable, subject to Section 102, may not, until such time as the restrictions applicable to such Restricted Share Units, including, in the case of grants of Restricted Share Units through a trustee pursuant to Section 102, the Lock-Up Period, lapse, be sold, transferred, assigned, pledged, withdrawn, attached or otherwise alienated or encumbered, either voluntarily or pursuant to any law, except by way of transfer, (i) by will, (ii) by the laws of descent and distribution, or (iii) if the Board in its sole discretion shall so decide, as permitted by Rule 701 of the Securities Act of 1933, as amended, or the rules governing Form S-8 (but only to the extent that such Restricted Share Units had vested on the date of death of the grantee), and no power of attorney or deed of transfer, whether the same has immediate effect or shall take effect on a future date, shall be given with respect thereto.

In the event that, for any reason whatsoever, including pursuant to Sections 10(e) or 12(c), any Restricted Share Units which have not vested and/or on which the forfeiture provisions have not theretofore lapsed shall be cancelled, terminated or forfeited, such Restricted Share Units shall be deemed re-conveyed to the Company and made available again for purposes of the 2008 Plan or for other corporate purposes.

12.	Termination of Employment or Services

(a)	If the employment or services of an Option holder with or to the Company or a Subsidiary is or are terminated prior to the complete exercise of an Option: (i) by reason of death, disability (in the case of Incentive Stock Options or Nonqualified Stock Options, as defined in Section 422(c)(6) of the Code, and in all other cases as determined by the Board in its absolute discretion) or retirement after age 60 with the approval of the Board, the Option shall remain exercisable by the grantee or his or her estate (to the extent that it has acquired the rights of the deceased grantee by will or by operation of law), as the case may be, for a period of one year following such termination (but only to the extent exercisable at the time of such termination and not beyond the scheduled expiration date); (ii) due to resignation by the grantee, all Options held by such holder shall immediately expire upon the earlier of such termination or notice of termination irrespective of the effective date of such termination (unless the Board determines or the Agreement provides otherwise); and (iii) for any other reason, all Options held by such holder shall remain exercisable by the grantee until, and shall expire upon, the effective date of such termination of employment or services (but only to the extent that they had vested and were exercisable at the earlier of the time of such termination or notice of termination and not beyond the scheduled expiration date) unless the notice of termination provides (or the Company and the grantee agree) otherwise.

Notwithstanding (iii) above, in the event of termination of employment or services by the Company or a Subsidiary within twelve months after a Significant Event (as defined in Section 17), the Option shall remain exercisable (but only to the extent exercisable at the time of such termination and not beyond the scheduled expiration date) for a period of not less than one month following the earlier of such termination or notice of termination (unless the Agreement provides otherwise).

(b)	If the employment or services of a grantee of Restricted Shares or Restricted Share Units with or to the Company or a Subsidiary is or are terminated prior to the full vesting of, and lapsing of forfeiture provisions on, such Restricted Shares or Restricted Share Units for any reason, the Restricted Shares or Restricted Share Units held by such grantee that have not theretofore vested and on which the forfeiture provisions have not theretofore lapsed shall immediately be forfeited and returned to the Company upon the earlier of such termination or notice of termination irrespective of the effective date of such termination (unless the Board determines or the Agreement provides otherwise).

(c)	The Board may determine whether any given leave of absence or other circumstance constitutes a termination of employment or services. Awards granted under the 2008 Plan shall not be affected by any change of employment or other designation so long as the grantee continues to be an employee of, or to provide services to, the Company or a Subsidiary.

(d)	Notwithstanding the foregoing, the Board may, in its absolute discretion, extend the period of exercise of the Option by a grantee or grantees for such time as it shall determine either with or without conditions; provided however, that the period of exercise shall not be extended beyond the term of the Option pursuant to Section 9, and provided further, that the extension of the exercise period for an Incentive Stock Option or any other Option held by a grantee who is subject to U.S. taxation will not be made without the consent of the grantee.

13.	Cancellation of Options

Without limiting the foregoing and the provisions of Section 17, the Board may, with the consent of the grantee (provided such consent is given within 60 days of the Company’s proposal to do so), from time to time cancel all or any portion of any Option then subject to exercise, and the Company’s obligation in respect of such cancelled Option may be discharged by: (i) payment to the grantee or to the Trustee of an amount in cash equal to the excess, if any, of the Market Price of the Ordinary Shares at the date of such cancellation subject to the portion of the Option so cancelled over the aggregate Option Exercise Price of such Ordinary Shares; (ii) the issuance or transfer to the grantee of Ordinary Shares with a Market Price at the date of such transfer equal to any such excess; or (iii) a combination of cash and Ordinary Shares with a combined value equal to any such excess, all as determined by the Board in its sole discretion. If any Options are cancelled as aforesaid, they shall, for purposes of the Maximum 2008 Plan Shares and the Incentive Stock Option limitation set forth in Section 3(e), be deemed as if exercised and as if the underlying Ordinary Shares were issued.

14.	Rights as Shareholders

(a)	Options. The holder of an Option shall have none of the rights of a shareholder with respect to the Ordinary Shares subject to the Option until such shares are transferred to the holder upon the exercise of the Option.

(b)	Restricted Shares. Upon the issuance of Restricted Shares, the Restricted Shares shall confer upon the holders thereof the rights of a shareholder of the Company with respect to the Restricted Shares, subject to the provisions of the 2008 Plan (including the provisions with respect to the vesting and forfeiture provisions on Restricted Shares, the provisions with respect to voting rights, by or through the Trustee or a custodian pursuant to Section 15(b), the provisions with respect to dividends set forth in Section 15(a)(iv), and the provisions with respect to transferability set forth in Section 11(b)) and any restrictions and conditions as the Board may include in the applicable Agreement.

(c)	Restricted Share Units. The holder of a Restricted Share Unit shall have none of the rights of a shareholder with respect to the Ordinary Shares represented by the Restricted Share Unit until such Ordinary Shares are issued to the holder thereof.

15.	Dividends and Voting Rights; Dividend Equivalents

(a)	Ordinary Shares, once issued upon the exercise of Options or following the vesting of Restricted Share Units and, if required, payment for the Ordinary Shares issuable pursuant thereto, and Restricted Shares, shall participate equally with the Company’s other Ordinary Shares in every cash dividend which shall be declared and distributed, subject to the following provisions:

(i)	A cash dividend shall be distributed only to persons registered in the register of members as shareholders on the record date fixed for the distribution of the dividend.

(ii)	A dividend with regard to Ordinary Shares which are registered in the name of the Trustee or a custodian shall be paid to the Trustee or the custodian, as the case may be, subject to any lawful deduction of tax, whether such rate is at the usual rate applicable to a dividend or at a higher rate. The Trustee or custodian shall transfer the dividend to the grantees in accordance with instructions that he or she shall receive from the Company. Alternatively, the Company shall be entitled to pay the dividend directly to the grantee subject to the deduction of the applicable tax.

(iii)	Without derogating from the provisions of Section 15(a)(ii), the Company, the Trustee or any custodian shall be entitled to set off and deduct at source from any dividend any sum that the grantee owes to the Company (including any Subsidiary), the Trustee or the custodian, whether under the 2008 Plan or otherwise, and/or any sum that the grantee owes to the tax authorities.

(iv)	Dividends on any Restricted Shares that have not yet vested and the forfeiture provisions with respect to which have not yet lapsed, may: (A) be paid as aforesaid; (B) be withheld by the Company subject to vesting of the Restricted Shares; or (C) be reinvested into additional Ordinary Shares of the Company which will be treated as the underlying Restricted Shares and will be subject to the same vesting schedule as the underlying Restricted Shares with respect to which such dividend was paid, all as determined by the Board in its sole discretion prior to the distribution of any dividend.

(v)	The Board may provide that an Award may include the right to receive compensation measured by the value of dividends paid on Ordinary Shares (“Dividend Equivalents”). Dividend Equivalents shall comply with the provisions of Code Section 409A, and any Ordinary Shares issued in satisfaction of Dividend Equivalents shall reduce the number of Oridnary Shares available under Section 3(b) of the 2008 Plan.

(b)	Holders of Restricted Shares, holders of Ordinary Shares issued following exercise of any Option, and holders of Ordinary Shares issued pursuant to any Restricted Share Unit shall have voting rights with respect to such shares; provided however, that for as long as any Restricted Shares or any Ordinary Shares deriving from any Award are registered in the name of the Trustee or deposited with a custodian, the Trustee or custodian alone shall be entitled to receive every notice to which a shareholder is entitled, and only the Trustee or custodian, or whomever the Trustee or custodian shall designate, shall be entitled to exercise rights as a shareholder vis-à-vis the Company, including the right to participate in all shareholders’ meetings and to vote such Restricted Shares or Ordinary Shares thereat. The Trustee or custodian, as the case may be, shall vote such shares in accordance with the instructions of the grantees on whose behalf they are held and, in the absence of such instructions, as recommended by the Board, and in the absence of such recommendation, at the discretion of the Trustee or custodian in the best interests of the Company.

16.	Rights and/or Benefits Arising out of the Employee/Employer or other Relationship and the Absence of an Obligation to Employ or Retain

(a)	No income or gain which shall be credited to or which purports to be credited to a grantee as a result of the 2008 Plan shall in any manner be taken into account in the calculation of the basis of the grantee’s entitlements from the Company or any Subsidiary or in the calculation of any social welfare right or other rights or benefits arising out of the employee/employer or any other relationship. If, pursuant to any law, the Company or any Subsidiary shall be obliged for the purposes of calculation of the said items to take into account income or gain actually or theoretically credited to the grantee, the grantee shall indemnify the Company or any Subsidiary against any expense caused to it in this regard.

(b)	Nothing in the 2008 Plan or any Award granted pursuant thereto shall be interpreted as obligating the Company or any Subsidiary to employ or retain the services of the grantee, or as conferring upon any grantee any right to continue in the employment of or service with the Company or any Subsidiary or as restricting the right of the Company or any Subsidiary to terminate such employment or services at any time. The grantee shall have no claim pursuant to the 2008 Plan whatsoever against the Company or any Subsidiary as a result of the termination of his or her employment or services, including, without limitation, any claim that such termination causes any Options to expire and/or any Restricted Shares or Restricted Share Units to be forfeited and/or prevents the grantee from exercising any Options, and/or from receiving or retaining any Ordinary Shares otherwise issuable pursuant to any Award granted by, or Agreement with, the Company or any Subsidiary or results in any loss due to an imposition, or earlier than anticipated imposition, of tax liability pursuant to applicable law.

17.	Adjustments upon Changes in Capitalization; Significant Event

Notwithstanding any other provisions of the 2008 Plan, the number and class of shares subject to each unexercised or unvested Award and the purchase prices of each such Award (i) shall automatically be adjusted appropriately in the event of changes in the outstanding share capital of the Company by reason of any stock dividend (bonus shares), stock split, or share combination; and (ii) shall be adjusted as deemed appropriate by the Board in the event of any exchange of shares, merger, consolidation, liquidation, split-up, split-off, spin-off or other similar change in capitalization, or a distribution to ordinary shareholders, including a rights offering, other than cash dividends or any like change, including making provision for a cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award, including, in the case of an outstanding Option, a cash payment to the holder of such Option in consideration for the cancellation of such Option in an amount equal to the excess, if any, of the Market Price (as determined as of a date specified by the Board) of the shares subject to such Option over the aggregate Option Exercise Price of such Option (it being understood that, in such event, any Option having an Option Exercise Price equal to, or in excess of, the Market Price of a share subject to such Option may be cancelled and terminated without any payment or consideration therefore). If any of the events specified above shall occur, the aggregate number and class of shares available under the 2008 Plan and the other maximum figures/limitations set forth under the 2008 Plan shall be adjusted as follows: (x) automatically, and as appropriate, in any of the events specified in item (i) above; and (y) as determined by the Board, in its discretion, in any of the events specified in item (ii) above; including, without limitation, adjustments to the Maximum 2008 Plan Shares set forth in Section 3(b), the Restricted Share and Restricted Share Unit Limitation set forth in Section 3(d), the maximum number of Incentive Stock Options issuable under the 2008 Plan set forth in Section 3(e) and the other components of any of the foregoing that relate to the number and class of shares issuable under the 2008 Plan, and the Board’s determinations in this regard shall be conclusive.

Each of the following shall be a “Significant Event”: (i) Board or (if approval of the shareholders of the Company is required) shareholder approval of: (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which Ordinary Shares would be converted into cash, securities or other property, other than a merger of the Company in which the holders of Ordinary Shares immediately prior to the merger have the same proportionate ownership of Ordinary Shares of the surviving corporation immediately after the merger; (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets or shares of the Company; or (c) the adoption of any plan or proposal for the liquidation or dissolution of the Company; (ii) any person or group (within the meaning of Section 13(d)(3) of the U.S. Securities Exchange Act of 1934) other than the Company making a tender offer or exchange offer to acquire any Ordinary Shares (or securities convertible into Ordinary Shares) for cash, securities or any other consideration, provided that: (a) at least a portion of such securities sought pursuant to the offer in question is acquired; and (b) after consummation of such offer, the person in question is the “beneficial owner” (as such term is defined in Rule 13d-3 under the U.S. Securities Exchange Act of 1934), directly or indirectly, of 20% or more of the outstanding Ordinary Shares (calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire Ordinary Shares); or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

In the event of a Significant Event as provided in item (i)(a) of the definition of Significant Event, outstanding Options, Restricted Shares and Restricted Share Units will be assumed or an equivalent option, restricted share or restricted share unit right substituted by the successor corporation (or its parent or subsidiary). In the event that the successor corporation refuses to assume or substitute for the Options, Restricted Shares and Restricted Share Units, the grantee will fully vest in and have the right to exercise the Option as to all of the optioned stock, including shares as to which it would not otherwise be vested or exercisable and the restrictions subject to the Restricted Shares and Restricted Share Units shall immediately lapse, including shares as to which it would not otherwise be vested. In such case, the Board will notify the grantee in writing or electronically that the Options, Restricted Shares and Restricted Share Units will be fully vested and with respect to Options, exercisable for a period of fifteen (15) days from the date of such notice, and the Options will terminate upon the expiration of such period.

Options, Restricted Shares and Restricted Share Units will be considered assumed if, following the Significant Event, the Option, Restricted Share or Restricted Share Unit confers the right to purchase or receive, for each Ordinary Share, immediately prior to the Significant Event, the consideration (whether stock, cash, or other securities or property) received in the Significant Event by holders of Ordinary Shares for each share held on the effective date of the Significant Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Significant Event is not solely common or ordinary shares of the successor corporation or its parent, the Board may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or the vesting of Restricted Shares and Restricted Share Units, for each Ordinary Share to be solely common or ordinary shares of the successor corporation or its parent equal in Market Price to the per share consideration received by holders of Ordinary Shares in the Significant Event.

18.	Term, Termination and Amendment

Unless the 2008 Plan shall theretofore have been terminated as hereinafter provided, it shall terminate on, and no Award shall be granted after, June 29, 2018. The 2008 Plan may be terminated, modified, amended or extended by the shareholders of the Company. The Board may at any time terminate, modify or amend the 2008 Plan in such respects as it shall deem advisable; provided, however, that the Board may not, without approval by the holders of a majority of the outstanding shares of voting stock of the Company present and voting at a duly held meeting at which a quorum is present, (a) except for increases pursuant to Section 3(b) or adjustments in connection with events described in Section 17, (i) increase the maximum number of Ordinary Shares as to which Awards may be granted under the 2008 Plan, (ii) increase the maximum number of Incentive Stock Options issuable under the 2008 Plan, or (iii) increase, for purposes of the 2008 Plan, the Restricted Share and Restricted Share Unit Limitation, (b) change the class of persons eligible to receive Awards, (c) expand the types of Awards issuable under the 2008 Plan, (d) amend an Option to lower its purchase price, or take any other action with respect to an Option that would be treated as a re-pricing under generally accepted accounting principles or any applicable stock exchange rules, (e) extend the term of the 2008 Plan, or (f) adopt any other amendments to the 2008 Plan that are considered material (including permitting “reload” features with respect to Options or granting Options with a purchase price below Market Price as provided for herein (other than as permitted under Section 7 for Options issued in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or a Subsidiary or with which the Company or a Subsidiary merges or consolidates)) or that are required to be approved by shareholders pursuant to the rules of any stock exchange on which the Ordinary Shares are listed or by applicable law. Except as provided in the following two (2) paragraphs or in Section 1(d), no termination, modification or amendment of the 2008 Plan may, without the consent of the grantee to whom any Award shall theretofore have been granted, adversely affect the rights of such grantee under such Award provided, however, that an amendment or modification that may cause an Incentive Stock Option to become a Nonqualified Stock Option shall not be deemed as adversely affecting the rights of the grantee.

Notwithstanding the foregoing, the Board shall have the right at any time and from time to time and without prior notice to modify outstanding Awards to comply with or satisfy local laws and regulations, to avoid costly governmental filings or to implement administrative changes to the 2008 Plan that are deemed necessary or advisable by the Board for compliance with laws. By means of illustration but not limitation, the Board may modify or restrict the method of exercise of an Award, or delay, suspend or prohibit the exercise of Options or the sale of shares, to avoid securities laws or exchange control filings, laws or regulations or to comply therewith, or for any other administrative purposes deemed appropriate by the Board.

In addition, the Board, in the exercise of its sole discretion and without the consent of any grantee, may amend or modify the 2008 Plan or the terms of any Award in any manner, and delay the issuance of any Ordinary Shares issuable pursuant to the 2008 Plan, to the extent necessary or desirable to comply with the requirements of Section 409A of the Code as amplified by any United States Treasury regulations or guidance from the United States Internal Revenue Service. The Company makes no representation that the Awards will comply with Section 409A of the Code and makes no undertaking to prevent Section 409A of the Code from applying to the Awards or to mitigate its effects on any deferrals or payments made in respect of an Award. Grantees under the 2008 Plan are encouraged to consult a tax adviser regarding the potential impact of Section 409A of the Code.

19.	Effectiveness of the 2008 Plan

The 2008 Plan and the transfer and reallocation of the Available 2001 Plan Shares and the Available 2002 Plan Shares to the 2008 Plan shall be effective as of the date of approval thereof by the Board, which occurred on June 30, 2008 (the “Effective Time”), subject to shareholder approval of the 2008 Plan within 12 months of the Effective Time. No Award will be granted under the 2008 Plan following the 2008 Effective Time until shareholder approval thereof is obtained. Awards approved or granted under the 2001 Plan or the 2002 Plan prior to the Effective Time and outstanding as of immediately prior to the Effective Time shall continue to be governed by the terms of the 2001 Plan or the 2002 Plan (as the case may be). Awards granted under the 2008 Plan prior to termination of the 2008 Plan may, subject to the terms of the 2008 Plan and any applicable Agreement with a grantee, be exercised thereafter.

20.	Taxation

(a)	General. The grantee shall be liable for all taxes, duties, fines and other payments which may be imposed by any tax authorities and for every obligatory payment of whatever source and upon whomsoever levied (including, but not limited to, social security, health tax, etc., as may be applicable) in respect of the Awards, the shares issued under the 2008 Plan or dividends (including, without limitation, upon the grant, vesting or exercise of the Options, the grant or vesting of any Restricted Shares or Restricted Share Units, the issuance or sale of any Ordinary Shares deriving from any Award or the registration of any Ordinary Shares in the grantee’s name) or any other benefit in respect thereof and/or for all charges which shall accrue to the grantee, the Company, any Subsidiary, the Trustee and/or any custodian in connection with the 2008 Plan, the Awards, or any act or omission by the grantee or the Company, any Subsidiary, the Trustee or any custodian in connection therewith or pursuant to any determination by the applicable tax or other authorities, including, without limitation, any such payments required to be made by the Company or any Subsidiary as the result of any sale by the grantee of shares which were designated as made through a trustee pursuant to Section 102 prior to the end of the Lock-Up Period. Notwithstanding the foregoing, if the Company elects the “employment income” route for Awards granted through a trustee pursuant to Section 102, the Company or any Subsidiary, as applicable, shall pay, at its expense, any social security payments payable by the employer with respect to Awards so granted to the extent required as a result of such election.

(b)	Withholding. The Company, any Subsidiary, the Trustee and/or any custodian shall have the right to require the grantee to pay an amount in cash or to retain or sell without notice Ordinary Shares in value sufficient to cover any tax required by any governmental entity to be withheld or otherwise deducted and paid with respect to the Awards or the Ordinary Shares subject thereto (including, without limitation, upon their grant, vesting, exercise, issuance or sale or the registration of the Ordinary Shares in the grantee’s name) or with respect to dividends or any other benefits in respect thereof (“Withholding Tax”), and to make payment (or to reimburse itself or himself or herself for payment made) to the appropriate tax authority of an amount in cash equal to the amount of such Withholding Tax, remitting any balance to the grantee. Notwithstanding the foregoing, the grantee shall be entitled to satisfy the obligation to pay any Withholding Tax, in whole or in part, by providing the Company, a Subsidiary, the Trustee and/or any custodian with funds sufficient to enable the Company, the Subsidiary, the Trustee and/or any custodian to pay such Withholding Tax.

(c)	Certificate of Authorization of Assessing Officer. The Company (including any Subsidiary), the Trustee or the custodian shall at any time be entitled to apply to the Assessing Officer, and in the case of a grantee outside the State of Israel, to any non-Israeli tax authority, for receipt of their certificate of authorization as to the amount of tax which the Company, any Subsidiary, the Trustee, the custodian or the grantee is to pay to the tax authorities resulting from the grant of any Options, the exercise thereof, the issuance of any Ordinary Shares, receipt of any Awards of Restricted Shares, the granting or vesting of Restricted Share Units, the sale of any Ordinary Shares deriving from the Award, or regarding any other question with respect to the application of the 2008 Plan.

(d)	Security for Payment of Taxes. Without derogating from the above, the Company (including any Subsidiary) and/or the Trustee or the custodian shall have the right to require that any grantee provide guarantees or other security to the Company’s satisfaction to guarantee the payment of any taxes or other obligatory payments which may be payable as a result of or in connection with the grant of an Option, the exercise thereof, the registration of any Options or shares in the grantee’s name, the receipt of any Awards of Restricted Shares, the granting or vesting of any Awards of Restricted Share Units and the issuance, sale or transfer of any Ordinary Shares deriving from any Award (including any sum payable arising out of or in connection with the Company’s, the Subsidiary’s, the Trustee’s or the custodian’s obligations to deduct tax and other obligatory payments at source). With respect to Awards granted pursuant to Section 102 which were not designated as made through a trustee, if the grantee’s employment with the Company or a Subsidiary is terminated for any reason, the grantee will be obligated to provide the Company with a guarantee or other security to its satisfaction and at its discretion, to cover any tax obligations which may arise thereafter in connection with the disposition of the Ordinary Shares.

(e)	Election under Section 83(b). If an Award grantee, in connection with the acquisition of shares under the 2008 Plan, makes an effective election under Section 83(b) of the Code (to include in gross income in the year of transfer of the amounts specified in Section 83(b) of the Code), the grantee shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or other applicable provision.

21.	Governing Law

The 2008 Plan and all instruments issued hereunder shall be governed by and interpreted in accordance with the laws of the State of Israel, subject to the provisions of the Code with respect to Incentive Stock Options, and in the event of any ambiguity or conflict, the provisions hereof shall be so construed and applied as to give effect to the intention that any Incentive Stock Option granted to employees will qualify as an “Incentive Stock Option” under Section 422 of the Code.

22.	Miscellaneous

The Board may direct that any certificate evidencing shares delivered pursuant to the 2008 Plan shall bear a legend setting forth such restrictions on transferability as the Board may determine to be necessary or desirable, and may advise the transfer agent to place a stop order against any legended shares.

California Addendum to the
Negevtech Ltd.
Equity Remuneration Plan for Employees, Directors and Consultants of
Negevtech Ltd. and its Subsidiaries (2008)

1.     General

        This Addendum (the “Addendum”) to the Equity Remuneration Plan for Employees, Directors and Consultants of Negevtech Ltd. and its Subsidiaries (2008) (the “2008 Plan”) sets forth the terms of the Plan for Awards to grantees resident in the State of California with respect to which the Company is relying on a “permit” or similar exemption with substantive requirements under the California securities laws. The Addendum shall not apply to the extent the Company is relying on Section 25102(f) with respect to the Award.

        All capitalized and undefined terms used herein shall have the meaning ascribed to them in the 2008 Plan.

2.     Definitions

    (a)        “Applicable Laws” means the legal requirements relating to this Addendum and the Awards made hereunder under applicable provisions of federal and state securities laws, the corporate laws of California and, to the extent other than California, the corporate law of the state of the Company’s incorporation, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

    (b)        “Cause” means, with respect to the termination by the Company or a Subsidiary of the grantee’s service, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written agreement between the grantee and the Company or such Subsidiary, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Board, the grantee’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Subsidiary; (ii) dishonesty, intentional misconduct or material breach of any agreement with the Company or a Subsidiary; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

    (c)        “Disability” means as defined under the long-term disability policy of the Company or the Subsidiary to which the grantee provides services regardless of whether the grantee is covered by such policy. If the Company or the Subsidiary to which the grantee provides service does not have a long-term disability plan in place, “Disability” means that a grantee is unable to carry out the responsibilities and functions of the position held by the grantee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Board in its discretion.

    (d)        “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant or employee), a trust in which these persons (or the grantee) have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than fifty percent (50%) of the voting interests.

    (e)        “Post-Termination Exercise Period” means the period specified in the Agreement, but not less than thirty (30) days commencing on the date of termination (other than termination by the Company or any Subsidiary for Cause) of the grantee’s service, or such longer period as may be applicable upon death or Disability.

3.     Maximum Number of Shares. The aggregate number of Ordinary Shares that may be issued and delivered pursuant to Awards granted under the 2008 Plan to grantees resident in the State of California shall be ______ Ordinary Shares. The aggregate number of Ordinary Shares that may be granted pursuant to this Addendum shall be subject to the adjustment provisions of Section 17 of the Plan, but shall not be subject to the automatic increases as set forth in Section 3(b) of the Plan.

4.     Eligible Persons. Awards hereunder may be made to any employee, officer, director and/or consultant of the Company or a Subsidiary.

5.     Term of Awards. The term of each Option shall be for such period as the Board shall determine, but not more than seven (7) years from the date of grant thereof or such shorter period as may apply pursuant to the provisions of Sections 10 and 12 of the 2008 Plan.

6.     Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the grantee, only by the grantee. To the extent determined by the Board, other Awards shall be transferable (i) by will and by the laws of descent and distribution and (ii) during the lifetime of the grantee, to the extent and in the manner authorized by the Board by gift or pursuant to a domestic relations order to members of the grantee’s Immediate Family. Notwithstanding the foregoing, the grantee may designate one or more beneficiaries of the grantee’s Award in the event of the grantee’s death on a beneficiary designation form provided by the Board.

7.     Post-Termination Exercise Period.

    (a)        In the event of termination of a grantee’s service for any reason other than Disability or death, such grantee may, but only during the Post-Termination Exercise Period (but in no event later than the expiration date of the term of such Award as set forth in the Agreement), exercise the portion of the grantee’s Award that was vested at the date of such termination or such other portion of the grantee’s Award as may be determined by the Board. The grantee’s Agreement may provide that upon the termination of the grantee’s service for Cause, the grantee’s right to exercise the Award shall terminate concurrently with the termination of grantee’s service.

    (b)        In the event of termination of a grantee’s service as a result of his or her Disability, such grantee may, but only within six (6) monthsfrom the date of such termination (or such longer period as specified in the Agreement but in no event later than the expiration date of the term of such Award as set forth in the Agreement), exercise the portion of the grantee’s Award that was vested at the date of such termination. To the extent that the grantee’s Award was unvested at the date of termination, or if grantee does not exercise the vested portion of the grantee’s Award within the time specified herein, the Award shall terminate.

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    (c)        In the event of a termination of the grantee’s service as a result of his or her death, the grantee’s estate or a person who acquired the right to exercise the Award by bequest or inheritance may exercise the portion of the grantee’s Award that was vested as of the date of termination, within six (6) months from the date of death (or such longer period as specified in the Agreement but in no event later than the expiration of the term of such Award as set forth in the Agreement). To the extent that, at the time of death, the grantee’s Award was unvested, or if the grantee’s estate or a person who acquired the right to exercise the Award by bequest or inheritance does not exercise the vested portion of the grantee’s Award within the time specified herein, the Award shall terminate.

8.     Term of Addendum. This Addendum shall become effective upon the earlier to occur of its adoption by the Board or its approval by the shareholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated. Subject to Section 9 below, and Applicable Laws, Awards may be granted under this Addendum upon its becoming effective.

9.     Shareholder Approval. Continuance of this Addendum shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date this Addendum is adopted. Such shareholder approval shall be obtained in the degree and manner required under Applicable Laws. Any Award exercised before shareholder approval is obtained shall be rescinded if shareholder approval is not obtained within the time prescribed, and Ordinary Shares issued on the exercise of any such Award shall not be counted in determining whether shareholder approval is obtained.

10.     Information to Grantees. To the extent required by Applicable Law, the Company shall provide to each grantee, during the period for which such grantee has one or more Awards outstanding, copies of financial statements at least annually. The Company shall not be required to provide such information to persons whose duties in connection with the Company assure them access to equivalent information.

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